Exhibit 4.3

Corteva, Inc.

SUPPLEMENTAL INDENTURE

Dated as of

20[    ]

DEBT SECURITIES

U.S. Bank National Association

Trustee

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of     , 20    , among Corteva, Inc., a Delaware corporation (the “Company”), each of the parties identified as a Guarantor in Schedule I hereto and U.S. Bank National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of     , 20    (the “Base Indenture” and, as so amended by this Supplemental Indenture, the “Indenture”), to provide for the issuance of debentures, notes, bonds or other evidences of indebtedness (the “Securities”) in an unlimited aggregate principal amount to be issued from time to time in one or more series as provided in the Indenture;

WHEREAS, Section 14.01(p) of the Base Indenture provides that the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture, in form satisfactory to the Trustee, to, among other things, establish the form and terms of Securities of any series as permitted in Section 3.01 thereof;

WHEREAS, Section 3.01 of the Base Indenture permits the Company to establish the terms of Securities of any series, including the guarantors, if any, of the Securities of such series, and the extent of the guarantees (including provisions relating to seniority, subordination, and the release of the guarantors), if any, and any additions or changes to permit or facilitate guarantees of such Securities;

WHEREAS, pursuant to Section 14.01(p) of the Base Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company and the Guarantors, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01. Definitions. (a) Except as otherwise expressly provided in this Supplemental Indenture, all terms used in this Supplemental Indenture which are defined in the Base Indenture shall have the meanings ascribed to them by the Base Indenture.

(b) The following terms shall have the respective meanings as set forth in this Section 1.01:

“Guarantee” shall have the meaning specified in Section 2.01(a). The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall have the meaning specified in Section 2.01(a).

“Obligations” shall have the meaning specified in Section 2.01(a).

SECTION 1.02. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03. Separability Clause. In case any provision in this Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04. Benefits of Instrument. Nothing in this Supplemental Indenture expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or to give to, any Person or corporation other than the parties hereto and their successors and the Holders of the Securities any benefit or any right, remedy or claim under or by reason of this Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Supplemental Indenture contained shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Holders of the Securities.

ARTICLE II

GUARANTEE

SECTION 2.01. Unconditional Guarantee. (a) Each of the parties identified as a Guarantor on Schedule I hereto (each, a “Guarantor” and, collectively, the “Guarantors”), for itself, its successors and assigns, covenants and agrees that each and all of the Securities of [to specify series] shall be entitled to the benefit of a joint and several and full and unconditional guarantee (the “Guarantee”) by such Guarantor (to the extent and in the manner hereinafter set forth) for the benefit of each Holder of such series of Securities, irrespective of the validity and enforceability of this Indenture or such series of Securities or the obligations of the Company or any other Guarantor to the Holders or the Trustee hereunder or thereunder, that: (i) the principal of and interest on such series of Securities will be duly and promptly paid in full when due, whether at Stated Maturity, upon redemption, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on such series of Securities and all other obligations of the Company or the Guarantor to the Holders of such series of Securities or the Trustee hereunder or thereunder (including fees, expenses or others) (collectively, the “Obligations”) will be promptly paid in full or performed, all in accordance with the terms thereof; and (ii) in case of any extension of time of payment or renewal of any Obligations (with or without notice to such Guarantor), the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. If the Company shall fail to pay when due, or to perform, any Obligations, for whatever reason, each Guarantor shall be jointly and severally obligated to pay in cash, or to perform or cause the performance of, the same promptly. An Event of Default under the Indenture or the Securities of [to specify series] shall entitle the Holders of the Securities of such series to accelerate the Obligations of the Guarantor hereunder in the same manner and to the same extent as the Obligations of the Company.

(b) Each Guarantor further agrees that, as between it, on the one hand, and the Holders of the Securities and the Trustee, on the other hand, (i) the Stated Maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VII of the Base Indenture for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations and (ii) in the event of any acceleration of such Obligations as provided in Article VII of the Base Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of its Guarantee.

SECTION 2.02. Waiver. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, demand of, payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Guarantee will not be discharged except by complete performance of the Obligations contained in the [to specify series] of Securities and the Indenture.

SECTION 2.03. Guarantee of Payment. Each Guarantor further agrees that its Guarantee constitutes a guarantee of payment, performance and compliance when due and not a guarantee of collection, and waives any right to require that any resort be had by the Trustee or any Holder of the Securities to the security, if any, held for payment of the Obligations.

SECTION 2.04. Continued Effectiveness. Subject to Section 2.08 of this Supplemental Indenture, each of the Guarantors further agrees that its Guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by the Trustee or any Holder of the Securities upon the bankruptcy or reorganization of the Company or otherwise.

SECTION 2.05. Subrogation. In furtherance of the foregoing and not in limitation of any other right of any of the Guarantors by virtue hereof, upon the failure of the Company to pay any Obligation when and as the same shall become due, whether at the Stated Maturity, by acceleration, after notice of prepayment or otherwise, each of the Guarantors promises to and will, upon receipt of written demand by the Trustee or any Holder of the Securities, forthwith pay, or cause to be paid, to the Holders in cash the amount of such unpaid Obligations, and thereupon the Holders shall assign (except to the extent that such assignment would cause the subrogated claim of a Guarantor against the Company to be a preference under Section 547 of the Federal Bankruptcy Code) the amount of the Obligations owed to it and paid by such Guarantor pursuant to the Guarantee to such Guarantor, such assignment to be pro rata to the extent the Obligations in question were discharged by such Guarantor, or make such other disposition thereof as such Guarantor shall direct (all without recourse to the Holders, and without any representation or warranty by the Holders). If (i) a Guarantor shall make payment to the Holders of all or any part of the Obligations and (ii) all the Obligations and all other amounts payable under the Indenture shall be paid in full, the Trustee will, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment by such Guarantor.

SECTION 2.06. Information. Each of the Guarantors shall assume all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each of the Guarantors assumes and incurs hereunder, and agrees that the Trustee and the Holders of the Securities will have no duty to advise the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Subordination. Upon payment by any Guarantor of any sums to the Holders, as provided in this Article II, all rights of such Guarantor against the Company, arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Obligations to the Trustee; provided, however, that any right of subrogation that such Guarantor may have pursuant to this Supplemental Indenture is subject to Section 2.05 hereof.

SECTION 2.08. Release of Guarantor. (a) A Guarantor shall, upon the occurrence of any of the following events, be automatically and unconditionally released and discharged from all obligations under the Indenture and its Guarantee without any action required on the part of the Trustee or any Holder:

(i) upon the satisfaction and discharge of the Indenture with respect to the Securities of such series in accordance with Section 12.02 of the Base Indenture;

(ii) upon the satisfaction of the applicable conditions set forth in Section 12.03 of the Base Indenture; and

(iii) [Reserved for Inclusion of Additional Release Provisions].

(b) A Guarantor shall be automatically and unconditionally released and discharged from all obligations under the Indenture and its Guarantee without any action required on the part of the Trustee or any Holder upon any covenant defeasance or legal defeasance with respect to the Securities of [to specify series], or upon the satisfaction and discharge of the Indenture, in each case subject to reinstatement pursuant to Article XII of the Base Indenture.

(c) The Trustee shall deliver an appropriate instrument evidencing the release and discharge of such Guarantor from all of its obligations under the Indenture and its Guarantee upon receipt of a request of the Company accompanied by an Officer’s Certificate stating that all conditions precedent relating to such release and discharge have been complied with upon which the Trustee shall be entitled to fully rely.

SECTION 2.09. Limitation of Guarantor’s Liability. (a) Each Guarantor, and by its acceptance each Holder, shall confirm that it is the intention of all such parties that the Guarantee by such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any

Guarantor. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Indenture and its Guarantee shall be limited to the maximum aggregate amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting such fraudulent transfer or conveyance.

(b) The Guarantee shall be expressly limited so that in no event, including the acceleration of the Stated Maturity of the Securities of [to specify series], shall the amount paid or agreed to be paid in respect of interest on such Securities (or fees or other amounts deemed payment for the use of funds) exceed the maximum permissible amount under applicable law, as in effect on the date hereof and as subsequently amended or modified to allow a greater amount of interest (or fees or other amounts deemed payment for the use of funds) to be paid under the Guarantee. If for any reason the amount in respect of interest (or fees or other amounts deemed payment for the use of funds) required by the Guarantee exceeds such maximum permissible amount, the obligation to pay interest under the Guarantee (or fees or other amounts deemed payment for the use of funds) shall be automatically reduced to such maximum permissible amount and any amounts collected by any holder of any Security in excess of the permissible amount shall be automatically applied to reduce the outstanding principal on such Security.

SECTION 2.10. Contribution from Other Guarantors. Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to seek contribution from each other non-paying Guarantor in a pro rata amount based on the net assets of each Guarantor, determined in accordance with GAAP so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

SECTION 2.11. No Obligation to Take Action Against the Company. Neither the Trustee, any Holder nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or take any other steps under any security for the Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee, such Holder or such other Person is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Guarantee.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.01. Effectiveness. This Supplemental Indenture will become effective upon its execution and delivery.

SECTION 3.02. Ratification and Integral Part. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed an integral part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.03. Priority. This Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Base Indenture with respect to the Securities to the extent the Base Indenture is inconsistent herewith.

SECTION 3.04. No Personal Liability. No recourse shall be had for any Guarantee or for any claim based thereon or otherwise in respect thereof or of the Indebtedness represented thereby, or upon any obligation, covenant or agreement of the Indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of any Guarantor or of any successor corporation, either directly or through such Guarantor or successor corporation, in each case whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and any Guarantees are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future, of any Guarantor or of any successor corporation, either directly or through such Guarantor or successor corporation, because of the incurring of the Indebtedness hereby authorized or under or by reason of any of the obligations, covenants, promises or agreements contained in the Indenture or in any of the Guarantees, or to be implied herefrom or therefrom, and that all liability, if any, of that character against every such incorporator, stockholder, officer and director is, by the acceptance of the Securities and as a condition of, and as part of the consideration for, the execution of the Indenture and the issue of the Securities expressly waived and released.

SECTION 3.05. Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Supplemental Indenture, by the parties hereto and thereto shall bind their respective successors and assigns and inure to the benefit of their permitted successors and assigns, whether so expressed or not.

SECTION 3.06. Notices. For purposes of Section 16.03 of the Base Indenture and this Supplemental Indenture, any notice or demand authorized by the Indenture to be made upon, given or furnished to, or filed with, the Guarantors shall be sufficiently made, given, furnished or filed for all purposes if it shall be mailed, delivered or telefaxed to:

[GUARANTOR]

Chestnut Run Plaza, Building 735

974 Centre Road

Wilmington, Delaware 19805

Attention: [ ]

Email: [ ]

SECTION 3.07. Governing Law; Waiver of Jury Trial. This Supplemental Indenture (including any Guarantees) shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State. EACH PARTY HERETO, AND EACH HOLDER OF A SECURITY BY ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE.

SECTION 3.08. Counterpart Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.09. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

CORTEVA, INC., as Issuer

By:
Name:
Title:

[GUARANTOR], as Guarantor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[SIGNATURE PAGE TO FORM OF SUPPLEMENTAL INDENTURE OF CORTEVA, INC.]

Schedule I

Guarantors

[E.I. du Pont de Nemours and Company]

[SIGNATURE PAGE TO FORM OF SUPPLEMENTAL INDENTURE OF CORTEVA, INC.]